Exhibit 8.1

July 22, 2021

Net Element, Inc.
3363 NE 163rd Street, Suite 705
North Miami Beach, FL 33160

Ladies and Gentlemen:

We have acted as counsel to Net Element, Inc., a Delaware corporation (“Net Element”), in connection with that certain Amended and Restated Agreement and Plan of Merger, dated as of July 20, 2021 (the “Merger Agreement”), by and among (i) Net Element, (ii) Mullen Acquisition, Inc., a California corporation and wholly owned subsidiary of the Net Element (“N-E Sub”), (iii) Mullen Automotive, Inc., a California corporation (“Mullen Automotive”), and (iv) Mullen Technologies, Inc., a California corporation (“Mullen Technologies”).

As described in the registration statement on Form S-4 (File No. 333-256166), which contains the proxy statement/prospectus of Net Element filed with the Securities and Exchange Commission (the “SEC”) on May 14, 2021, as amended and supplemented through the date hereof (the “Form S-4”), and pursuant to the Merger Agreement, the parties to the Merger Agreement intend to merge N-E Sub with and into Mullen Automotive, with the result that Mullen Automotive shall be the surviving corporation and shall become a wholly-owned subsidiary of Net Element (the “Merger”). This opinion letter is being delivered to be filed as an exhibit to the Form S-4.

BACKGROUND

Upon the terms and subject to the conditions set forth in the Merger Agreement, N-E Sub shall merge with and into Mullen Automotive. Following the Merger, Mullen Automotive will continue as the surviving entity and a wholly owned subsidiary of Net Element, and the separate corporate existence of N-E Sub will cease.

DOCUMENTS REVIEWED

In rendering the opinions expressed herein, we have examined and relied on: (i) the Merger Agreement, (ii) the Form S‑4, (iii) the certificate of representations, dated as of the date hereof, provided by Net Element (the “Certificate of Representations”), and (iv) such other documents, records, and instruments as we have deemed necessary in order to enable us to render the opinions expressed herein.

OPINION AND GENERAL LIMITATIONS

The opinions set forth in this letter are based on relevant provisions of the Code1, the Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as publicly available as of the date hereof. These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, and which may result in modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS, or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. An opinion of counsel with respect to an issue represents counsel’s best professional judgment as to the outcome on the merits of the issue, if the issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to the issue or that a court will not sustain such a position asserted by the IRS.

1   Unless otherwise indicated, references to “Code Section [ ]” shall refer to sections of the U.S. Internal Revenue Code of 1986, as amended through the date hereof.  Terms used herein shall have the meanings ascribed to them in, and shall be interpreted in accordance with, applicable U.S. federal income tax law and Treasury Regulations.

In our examination of the foregoing documents, we have assumed that (i) all documents reviewed by us are original documents, or true, correct, and complete copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true, correct, and complete and will remain true, correct, and complete at all times up to and including the effective time of the Merger, (v) the Merger will be consummated in accordance with the terms of the Merger Agreement, (vi) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms, (vii) there are no agreements, plans, or arrangements relating to the Merger other than those described in the Merger Agreement, (viii) the parties at all times will operate in accordance with the method of operation described in their organizational documents and the Form S‑4, and (ix) the “Mullen Spin-Off”, as such term defined in the Certificate of Representations, qualifies, and will continue to qualify, in all respects, as a fully tax-free divisive reorganization as contemplated in Code Section 355 and Code Section 368(a)(1)(D).

For purposes of rendering the opinions expressed herein, we have also assumed that the representations contained in the Certificate of Representations are true, correct, and complete and will remain true, correct, and complete at all times up to and including the effective time of the Merger, that all parties related to the Merger have complied with and will continue to comply with the covenants and agreements set forth in the Certificate of Representations and the Merger Agreement, and that each representation that is stated in the Certificate of Representations are made to the best of the knowledge of the signatory thereto, is accurate and complete, and will remain accurate and complete at all times up to and including the effective time of the Merger without regard to such qualification as to the best of knowledge of any of the parties related to the Merger.

Our opinions could be affected if any of the facts set forth in the Merger Agreement, the Form S‑4, the Certificate of Representations, or other documents, records, and instruments we have reviewed are or become inaccurate or if there is a failure to comply with any of the covenants and agreements set forth in the Merger Agreement or the Certificate of Representations.

Based upon and subject to the foregoing, we are of the opinion that:

1.         The merger of N-E Sub with and into Mullen Automotive should qualify as a reorganization within the meaning of Code Section 368(a)(1)(A), as augmented by the provisions of Code Section 368(a)(2)(E);

2.         A holder of shares of Mullen Automotive common stock, Mullen Automotive Series A preferred stock, Mullen Automotive Series B preferred stock, and/or Mullen Automotive Series C preferred stock should not recognize income, gain, or loss upon the exchange, in the Merger, of such Mullen Automotive stock for Net Element common stock, Net Element Series A preferred stock, Net Element Series B preferred stock, and/or Net Element Series C preferred stock, respectively, as the case may be; and

3.         in each instance, (i) any such holder’s aggregate tax basis in the shares of Net Element stock received in the Merger should generally be equal to such holder’s aggregate tax basis in the shares of Mullen Automotive stock surrendered for such shares of Net Element stock in the Merger, and (ii) any such holder’s holding period in the shares of Net Element stock received in the Merger should generally include such holder’s holding period in the shares of Mullen Automotive stock surrendered therefor.

The opinions expressed herein represents our conclusions as to the application of the U.S. federal income tax laws existing as of the date hereof. We can give no assurance that legislative enactments, administrative changes, or judicial decisions that would modify or supersede our opinions will not be forthcoming. The opinions expressed herein represents our conclusions based upon the assumptions, documents, facts, representations, covenants, and agreements referred to herein. Any material amendments to such documents, changes in any significant facts, or inaccuracy of such assumptions, representations, covenants, or agreements could affect the accuracy of our opinions. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificate of Representations.

The opinions expressed herein are (i) limited to those matters expressly covered, and no opinion is to be implied in respect of any other matter, including any other federal income tax or other tax matter, (ii) as of the date hereof, and (iii) rendered by us in connection with the Form S‑4. We assume no obligation to update our opinions in the event that there is either a change in the legal authorities, facts, or documents upon which we have relied in rendering our opinions. This opinion letter is for the sole benefit of Net Element and N-E Sub, and may not be relied on by any other person, or for any other purpose, without our prior written consent, which may be withheld in our sole discretion; provided that this opinion letter may be relied upon by persons entitled to do so pursuant to applicable provisions of federal securities laws. We hereby consent to the filing of this opinion letter as an exhibit to the Form S‑4 and to the reference to Snell & Wilmer L.L.P under the captions “Proposal No. 1 – The Merger Agreement Proposal; Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Form S‑4. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

Snell & Wilmer L.L.P

3